UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) September 6, 2005


                          Franchise Capital Corporation
               (Exact name of Registrant as specified in charter)


         Nevada                           333-72392                98-0353403
(State or other jurisdiction            (Commission             (I.R.S. Employer
     of incorporation)                   File Number)            Identification)


 7400 McDonald Dr. Bldg B Suite 121
          Scottsdale, AZ                                              85250
(Address of principal executive offices)                            (Zip Code)


       Registrant's telephone number, including area code: (480) 355-8142
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ITEM 2.01 ACQUISITION OR DISPOSITION OF ASSETS

On August 29, 2005 Franchise Capital Corporation signed a purchase agreement with Azteca Wrap Foods, LLC. The board of directors of Franchise Capital Corporation approved the purchase at a board meeting on April 13, 2005. The property acquired was an additional fifty percent (50%) interest in Kokopelli Franchise Company, LLC, a Arizona Limited Liability Company. Kokopelli's offers made-to-order big-burritos, tacos, fajitas, and other Sonoran favorites, also available vegetarian style, using only the freshest ingredients using no preservatives, additives or conditioners on a dine-in and take-out service in high volume retail centers and other high traffic commercial locations throughout the United States. Pursuant to the terms of the purchase agreement, two hundred and fifty thousand dollars ($250,000) were exchanged for the aforementioned assets. Fifty thousand dollars ($50,000) was paid upon closing. The remaining two hundred thousand dollars ($200,000) is to be paid over the next three years. The principal followed in determining the amount of consideration given was based upon the current value and future revenue streams and the market exposure in relation to Franchise Capital Corporation's current position.

On August 30, 2005, the board of directors of Franchise Capital Corporation approved the disposition of assets through a purchase agreement with Dr. Jeffery Martin. The board of directors of Franchise Capital Corporation approved the purchase agreement on the same day. The purchase agreement was also consummated on August 30, 2005. The property disposed was a 10% interest in Kokopelli Franchise Company, LLC, a Nevada Limited Liability Company. Pursuant to the terms of the purchase agreement, fifty thousand dollars ($50,000) were received for the aforementioned asset. The principal followed in determining the amount of consideration received was based upon a recent purchase price for the asset.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No. 10.1: Purchase Agreement between Franchise Capital Corporation and
                  Azteca Wrap Foods, LLC.

Exhibit No. 10.2: Purchase Agreement between Franchise Capital Corporation and
                  Dr. Jeffery Martin.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned here unto duly authorized.

Date: September 6, 2005

                              Franchise Capital Corporation


                              By: /s/ Edward C. Heisler
                                 ----------------------------
                                 Edward C. Heisler, President